Exhibit 99.1

POWERSECURE TO PRESENT AT UPCOMING INVESTOR CONFERENCE

WAKE FOREST, N.C. – November 13, 2014 – PowerSecure International, Inc. (NYSE: POWR) announced today that the company will present at the Southwest IDEAS Investor Conference at the Marriott – Quorum Hotel in Addison, Texas at 10:00 a.m. CT on Thursday, November 20, 2014.

A link to audio webcast of the presentation will be available on the Investor Relations section of the company’s web site at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. The company is a pioneer in developing Interactive Distributed Generation® power systems which provide the most reliable backup power in the industry and sophisticated smart grid capabilities which enable the company to forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times. This approach provides utilities with dedicated electric power generation capacity to utilize for demand response purposes and can provide customers with significant economic returns on their backup power investment. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency segment develops energy efficient lighting technologies that improve the quality of light, including its proprietary Solais®, EfficientLights® and EnergyLite® LED products for retail, supermarket, commercial, museum and outdoor applications, and it provides energy efficiency services to super ESCOs and retailers. PowerSecure’s utility infrastructure segment provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact:

John Bluth

PowerSecure International, Inc.

+1 919 453 2103